EXHIBIT 4.2.2
EIGHTH AMENDMENT TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This EIGHTH AMENDMENT, dated as of February 15, 2022 (this “Amendment”), is to the Fifth Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”), dated as of May 1, 2015 among PENSKE AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Company”), various financial institutions party thereto (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as agent for the Lenders (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement (including as amended hereby).
WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1AMENDMENT. Subject to the terms and conditions hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the definition of “Interest Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended as follows:
Interest Rate means, for each day, a rate per annum equal to the sum of (a) (i) in the case of any day from and including the first day of each calendar month through and including the 15th day of such calendar month, the LIBO Rate for the first day of such calendar month and (ii) in the case of any day from and including the 16th day of each calendar month through and including the last day of such calendar month, the LIBO Rate for the 16th day of such calendar month (the rate set forth in this clause (a) being the “Base LIBO Rate”) plus (b) (x) if the Total Outstandings are less than or equal to the Borrowing Base, a margin of one and one-half percent (1.50%) per annum, and (y) if the Total Outstandings exceed the Borrowing Base, then (A) a margin of three percent (3.00%) per annum shall apply to the portion of the Loans equal to the amount by which the Total Outstandings exceed the Borrowing Base and (B) a margin of one and one-half percent (1.50%) per annum shall apply to the portion of Loans not described in the foregoing clause (A) (with each determination of the Borrowing Base in this clause (b) to be effective as of the first day of the calendar month during which the applicable Borrowing Base Certificate is delivered). Notwithstanding the foregoing, at any time an Event of Default exists, the applicable margin shall be increased by two percent (2.00%) per annum. For purposes of this definition, “LIBO Rate” means, for each date of calculation, (1) the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1%) published in The Wall Street Journal on such day (or the immediately preceding Business Day, if such date is not a Business Day) in its “Money Rates” column as the one-month London Interbank Offered Rate for Dollar-denominated deposits (if The Wall Street Journal ceases to publish such a rate or substantially changes the methodology used to determine such rate, then the rate shall be the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1%) published by Reuters Monitor Rates Service on such day (or the immediately preceding Business Day, if such date is not a Business Day) as the one-month London Interbank Offered Rate for Dollar-denominated deposits) or (2) if such rate is not published or available, such rate as shall be otherwise independently determined by the Agent on a basis substantially similar to the methodology used by The Wall Street Journal on the date of this Agreement.
SECTION 2REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that: (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or
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will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
SECTION 3EFFECTIVENESS. This Amendment shall be effective as of the date first written above upon the Agent’s receipt of a fully executed copy hereof.
SECTION 4RATIFICATION. Except as expressly modified in this Amendment, all of the terms, provisions and conditions of the Credit Agreement and the other Loan Documents to which each Loan Party is a party, as heretofore amended, shall remain unchanged and in full force and effect and the Credit Agreement and each other Loan Document to which a Loan Party is a party are hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, or constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. This Amendment shall not constitute a course of dealing with the Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by the Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future.
SECTION 5MISCELLANEOUS.
1.1Continuing Effectiveness, etc. As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.
1.2Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.
1.3Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.
1.4Severability of Provisions. In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
1.5Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Credit Agreement or any provision hereof or thereof.
1.6Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

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1.7Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.
1.8Loan Document. This Amendment is a Loan Document.
[Signatures Immediately Follow]

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Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC., as Company

By:/s/ Shelley Hulgrave
Name: Shelley Hulgrave
Title: EVP & CFO

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent and as a Lender

By: /s/ Mark Heindselman
Name: Mark Heindselman
Title: National Accounts Manager

TOYOTA MOTOR CREDIT CORPORATION,
as a Lender

By: /s/ Gerald Jules
Name: Gerald Jules
Title: National Manager, National Accounts
Signature Page to Eighth Amendment
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